Executed 9/14/2010

CONFIDENTIAL TREATMENT REQUESTED BY PROSPER MARKETPLACE, INC.

WEBBANK

and

PROSPER MARKETPLACE, INC.

AMENDED AND RESTATED

LOAN SALE AGREEMENT

Dated as of September 14, 2010

This AMENDED AND RESTATED LOAN SALE AGREEMENT (this “Agreement”), dated as of September 14, 2010 (“Effective Date”), is made by and between WEBBANK, a Utah-chartered industrial bank having its principal location in Salt Lake City, Utah (“Bank”), and PROSPER MARKETPLACE, INC., a Delaware corporation, having its principal location in San Francisco, California (“Company”).

WHEREAS, Bank desires to sell to Company, and Company desires to purchase from Bank, the Loan Accounts established by Bank pursuant to the Loan Account Program Agreement;

WHEREAS, Bank and Company previously entered into a Loan Sale Agreement dated as of April 14, 2008 (the “Existing Sale Agreement”), pursuant to which Company agreed to purchase certain loan accounts originated by Bank; and

WHEREAS, Bank and Company desire to amend and restate the Existing Sale Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Company agree as follows:

1. Definitions; Effectiveness.

(a)	The terms used in this Agreement shall be defined as set forth in Schedule 1, and the rules of construction set forth in Schedule 1 shall apply to this Agreement.

(b)
This Agreement shall be effective as of the Effective Date and, as of the Effective Date, shall supersede and replace the Existing Sale Agreement (except that, as provided in section 1(c), the Existing Sale Agreement will govern the purchase of Loan Accounts originated prior to the Effective Date).  This Agreement shall apply to all Loan Accounts originated by Bank during the term of this Agreement, beginning on the Effective Date.  Loans originated on or after the Effective Date shall not be subject to the Existing Sale Agreement.

(c)
All Loan Accounts originated by Bank prior to the Effective Date shall be governed by the terms of the Existing Sale Agreement as in effect at the time that such Loan Accounts were originated, and shall not be subject to the terms of this Agreement.

(d)	This Agreement shall not operate so as to render invalid or improper any action heretofore taken under the Existing Sale Agreement.

2. Purchase of Loan Accounts; Payment to Bank; Reporting to Bank.

(a)	The terms of Schedule 2 shall apply as if fully set forth in this Agreement.

(b)
On each Closing Date, Company shall purchase the Loan Accounts established by Bank that are identified on the Funding Statement received by Bank on [*].  Company shall effectuate its purchase of the Loan Accounts by depositing a sum equal to the Funding

* Confidential Treatment Requested

(c)
Amount for the Funding Statement from [*] (which shall equal the aggregate Purchase Price for such Loan Accounts) by wire transfer received in the Funding Account no later than [*] on the Closing Date.  Prior to the first Funding Date, Bank shall provide to Company the account number and routing number for the Funding Account.

(d)
To the extent that such materials are in Bank’s possession, upon Company’s request, Bank agrees to cause to be delivered to Company, at Company’s cost, loan files on all Loan Accounts purchased by Company pursuant to this Agreement within one (1) Business Day of the related Closing Date.  Such loan files shall include the application for the Loan Account, the Loan Account Agreement, confirmation of delivery of the Loan Account Agreement to the Borrower, and such other materials as Company may reasonably require (all of which may be in electronic form); provided that Bank may retain copies of such information as necessary to comply with Applicable Laws.

3. Ownership of Loan Accounts.

(a)
On and after each Closing Date, subject to Company’s payment of the Purchase Price on each such date, Company shall be the sole owner for all purposes (e.g., tax, accounting and legal) of the Loan Accounts purchased from Bank on such date.  Bank agrees to make entries on its books and records to clearly indicate the sale of the Loan Accounts to Company as of each Closing Date.  Company agrees to make entries on its books and records to clearly indicate the purchase of the Loan Accounts as of each Closing Date.

(b)	Bank does not assume and shall not have any liability to Company for the repayment of any Loan Proceeds or the servicing of the Loan Accounts after the related Closing Date.

(c)	Company may not securitize the Loan Accounts, or any amounts owing thereunder, without the prior written consent of Bank, which consent may be withheld or conditioned in Bank’s sole discretion.

4. Representations and Warranties of Bank.

(a)	Bank hereby represents and warrants to Company as of the Effective Date of this Agreement and as of each Closing Date that:

(1)
Bank is an FDIC-insured Utah-chartered industrial bank, duly organized, validly existing under the laws of the State of Utah and has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement and the transfer of the Loan Accounts have been duly authorized and are not in conflict with and do not violate the terms of the charter or bylaws of Bank and will not result in a material breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Bank is a party;

(2)	All approvals, authorizations, licenses, registrations, consents, and other actions

* Confidential Treatment Requested

(3)
by, notices to, and filings with, any Person that may be required in connection with the execution, delivery, and performance of this Agreement by Bank, have been obtained (other than those required to be made to or obtained from Borrowers);

(4)
This Agreement constitutes a legal, valid, and binding obligation of Bank, enforceable against Bank in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect (including the rights and obligations of receivers and conservators under 12 U.S.C. §§ 1821(d) and (e)), which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(5)
There are no proceedings or investigations pending or, to the best knowledge of Bank, threatened against Bank (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Bank pursuant to this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Bank, would materially and adversely affect the performance by Bank of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or (v) would have a materially adverse financial effect on Bank or its operations if resolved adversely to it;

(6)	Bank is not Insolvent; and

(7)
The execution, delivery and performance of this Agreement by Bank comply with Utah and federal banking laws specifically applicable to Bank’s operations; provided that Bank makes no representation or warranty regarding compliance with Utah or federal banking laws relating to consumer protection, consumer lending, usury, loan collection, anti-money laundering, data security or privacy as they apply to the operation of the Program.

(b)
The representations and warranties set forth in this Section 4 shall survive the sale, transfer and assignment of the Loan Accounts to Company pursuant to this Agreement and, with the exception of those representations and warranties contained in subsection 4(a)(4), shall be made continuously throughout the term of this Agreement.  In the event that any investigation or proceeding of the nature described in subsection 4(a)(4) is instituted or threatened against Bank, Bank shall promptly notify Company of such pending or threatened investigation or proceeding (unless prohibited from doing so by Applicable Laws or the direction of a Regulatory Authority).

5. Representations and Warranties of Company.

(a)	Company hereby represents and warrants to Bank, as of the Effective Date and each Closing Date that:

(1)	Company is a corporation, duly organized and validly existing in good standing under the laws of the State of Delaware, and has full power and authority to

(2)
execute, deliver, and perform its obligations under this Agreement; the execution, delivery, and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the articles or bylaws of Company and will not result in a material breach of or constitute a default under or require any consent under any indenture, loan, or agreement to which Company is a party;

(3)
All approvals, authorizations, consents, and other actions by, notices to, and filings with any Person required to be obtained for the execution, delivery, and performance of this Agreement by Company, have been obtained;

(4)
This Agreement constitutes a legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(5)
There are no proceedings or investigations pending or, to the best knowledge of Company, threatened against Company (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Company pursuant to this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Company, would materially and adversely affect the performance by Company of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or (v) except as set forth on Schedule 5(a)(4), that would have a materially adverse financial effect on Company or its operations if resolved adversely to it;

(6)	Company is not Insolvent; and

(7)	The execution, delivery and performance of this Agreement by Company comply with Applicable Laws.

(b)
The representations and warranties set forth in this Section 5 shall survive the sale, transfer and assignment of the Loan Accounts to Company pursuant to this Agreement and, with the exception of those representations and warranties contained in subsection 5(a)(4), shall be made continuously throughout the term of this Agreement.  In the event that any investigation or proceeding of the nature described in subsection 5(a)(4) is instituted or threatened against Company, Company shall promptly notify Bank of such pending or threatened investigation or proceeding (unless prohibited from doing so by Applicable Laws or the direction of a Regulatory Authority).

6. Conditions Precedent to the Obligations of Company.

(a)	The obligations of Company under this Agreement are subject to the satisfaction of the following conditions precedent on or prior to each Closing Date:

(1)	As of each Closing Date, no action or proceeding shall have been instituted or

(2)
threatened against Company or Bank to prevent or restrain the consummation of the transactions contemplated hereby, and, on each Closing Date, there shall be no injunction, decree, or similar restraint preventing or restraining such consummation;

(3)	The representations and warranties of Bank set forth in Section 4 shall be true and correct in all material respects on each Closing Date as though made on and as of such date; and

(4)	The obligations of Bank set forth in this Agreement to be performed on or before each Closing Date shall have been performed in all material respects as of such date by Bank.

7. Conditions Precedent to the Obligations of Bank.

(a)	The obligations of Bank in this Agreement are subject to the satisfaction of the following conditions precedent on or prior to each Closing Date:

(1)
As of each Closing Date, no action or proceeding shall have been instituted or threatened against Company or Bank to prevent or restrain the consummation of the purchase or other transactions contemplated hereby, and, on each Closing Date, there shall be no injunction, decree, or similar restraint preventing or restraining such consummation;

(2)	The representations and warranties of Company set forth in the Program Documents shall be true and correct in all material respects on each Closing Date as though made on and as of such date; and

(3)	The obligations of Company set forth in the Program Documents to be performed on or before each Closing Date shall have been performed in all material respects as of such date by Company.

8. Term and Termination.

(a)
This Agreement shall have an initial term beginning on the Effective Date and ending thirty-five (35) months thereafter (the “Initial Term”) and shall renew automatically for two (2) successive terms of one (1) year each (each a “Renewal Term,” collectively, the Initial Term and Renewal Term(s) shall be referred to as the “Term”), unless either Party provides notice of non-renewal to the other Party at least ninety (90) days prior to the end of the Initial Term or any Renewal Term or this Agreement is earlier terminated in accordance with the provisions hereof.

(b)
In the event that Company terminates the Loan Account Program Agreement pursuant to Section 10(c) thereof, this Agreement shall automatically terminate on the effective date of termination of the Loan Account Program Agreement.

(c)	A Party shall have the right to terminate this Agreement immediately upon written notice to the other Party in any of the following circumstances:

(d)
any representation or warranty made by the other Party in this Agreement shall be incorrect in any material respect and shall not have been corrected within thirty (30) Business Days after written notice thereof has been given to such other Party;

(1)
the other Party shall default in the performance of any obligation or undertaking under this Agreement and such default shall continue for thirty (30) Business Days after written notice thereof has been given to such other Party;

(2)
the other Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator,  conservator, custodian, or other similar official or to any involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(3)
an involuntary case or other proceeding, whether pursuant to banking regulations or otherwise, shall be commenced against the other Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property or an order for relief shall be entered against either Party under the federal bankruptcy laws as now or hereafter in effect;

(4)	there is a materially adverse change in the financial condition of the other Party; or

(5)	either Party has terminated the Loan Account Program Agreement and any applicable notice period provided in the Loan Account Program Agreement has expired.

(e)
Bank may terminate this Agreement immediately upon written notice to Company if Company defaults on its obligation to make a payment to Bank as provided in Section 2 of this Agreement or if Company fails to maintain the Required Balance in the Collateral Account as required by Section 31 of this Agreement.

(f)
The termination of this Agreement either in part or in whole shall not discharge any Party from any obligation incurred prior to such termination, including any obligation with respect to Loan Accounts sold prior to such termination.

(g)
Upon termination of this Agreement, Company shall purchase any Loan Accounts established by Bank under the Loan Account Program Agreement prior to and on the date of termination of the Loan Account Program Agreement that have not already been purchased by Company and any Loan Accounts originated by Bank after termination of

(h)	this Agreement, if such Loan Accounts are originated in accordance with Section 10(e) of the Loan Account Program Agreement.

(i)
Bank may terminate this Agreement immediately upon written notice to Company if Bank incurs any Loss that would have been subject to indemnification under Section 10(a) but for the application of Applicable Laws that limit or restrict Bank’s ability to seek such indemnification.

(j)	The terms of this Section 8 shall survive the expiration or earlier termination of this Agreement.

9. Confidentiality.

(a)
Each Party agrees that Confidential Information of the other Party shall be used by such Party solely in the performance of its obligations and exercise of its rights pursuant to the Program Documents.  Except as required by Applicable Laws or legal process, neither Party (the “Restricted Party”) shall disclose Confidential Information of the other Party to third parties; provided, however, that the Restricted Party may disclose Confidential Information of the other Party (i) to the Restricted Party’s Affiliates, agents, representatives or subcontractors for the sole purpose of fulfilling the Restricted Party’s obligations under this Agreement (as long as the Restricted Party exercises reasonable efforts to prohibit any further disclosure by its Affiliates, agents, representatives or subcontractors), provided that in all events, the Restricted Party shall be responsible for any breach of the confidentiality obligations hereunder by any of its Affiliates, agents (other than Company as agent for Bank), representatives or subcontractors, (ii) to the Restricted Party’s auditors, accountants and other professional advisors, or to a Regulatory Authority, or (iii) to any other third party as mutually agreed by the Parties.

(b)	A Party’s Confidential Information shall not include information that:

(1)	is generally available to the public;

(2)	has become publicly known, without fault on the part of the Party who now seeks to disclose such information (the “Disclosing Party”), subsequent to the Disclosing Party acquiring the information;

(3)	was otherwise known by, or available to, the Disclosing Party prior to entering into this Agreement; or

(4)
becomes available to the Disclosing Party on a non-confidential basis from a Person, other than a Party to this Agreement, who is not known by the Disclosing Party after reasonable inquiry to be bound by a confidentiality agreement with the non-Disclosing Party or otherwise prohibited from transmitting the information to the Disclosing Party.

(c)
Upon written request or upon the termination of this Agreement, each Party shall, within thirty (30) days, return to the other Party all Confidential Information of the other Party in its possession that is in written form, including by way of example, but not limited to, reports, plans, and manuals; provided, however, that either Party may maintain in its possession all such Confidential Information of the other Party required to be maintained

(d)
under Applicable Laws relating to the retention of records for the period of time required thereunder or stored on such Party’s network as part of standard back-up procedures (provided that such information shall remain subject to the confidentiality provisions of this Section 9).

(e)
In the event that a Restricted Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other Party, the Restricted Party shall provide the other Party with prompt notice of such request(s) so that the other Party may seek an appropriate protective order or other appropriate remedy and/or waive the Restricted Party’s compliance with the provisions of this Agreement.  In the event that the other Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, or the other Party grants a waiver hereunder, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information of the other Party which the Restricted Party is legally compelled to disclose and shall exercise such efforts to obtain reasonable assurance that confidential treatment shall be accorded any Confidential Information of the other Party so furnished as the Restricted Party would exercise in assuring the confidentiality of any of its own Confidential Information.

(f)	The terms of this Section 9 shall survive the expiration or earlier termination of this Agreement.

10. Indemnification.

(a)
Company agrees to defend, indemnify, and hold harmless Bank and its Affiliates, and the officers, directors, employees, representatives, shareholders, agents and attorneys of such entities (the “Indemnified Parties”) from and against any and all claims, actions, liability, judgments, damages, costs and expenses, including reasonable attorneys’ fees (“Losses”) to the extent arising from Bank’s participation in the Program as contemplated by the Program Documents (including Losses arising from a violation of Applicable Laws or a breach by Company or its agents or representatives of any of Company’s representations, warranties, obligations or undertakings under the Program Documents), unless such Loss results from (i) the gross negligence or willful misconduct of Bank, or (ii) Bank’s failure to timely transfer the Funding Amount to the Disbursement Account to the extent required under Section 6(b) of the Loan Account Program Agreement, provided that Company is not in breach of any of its obligations under the Program Documents, including, but not limited to, its obligations with respect to the purchase of Loan Accounts under this Agreement.

(b)
To the extent permitted by Applicable Laws, any Indemnified Party seeking indemnification hereunder shall promptly notify Company, in writing, of any notice of the assertion by any third party of any claim or of the commencement by any third party of any legal or regulatory proceeding, arbitration or action, or if the Indemnified Party determines the existence of any such claim or the commencement by any third party of any such legal or regulatory proceeding, arbitration or action, whether or not the same shall have been asserted or initiated, in any case with respect to which Company is or may be obligated to provide indemnification (an “Indemnifiable Claim”), specifying in reasonable detail the nature of the Loss and, if known, the amount or an estimate of the amount of the Loss; provided, that failure to promptly give such notice shall only limit

(c)
the liability of Company to the extent of the actual prejudice, if any, suffered by Company as a result of such failure.  The Indemnified Party shall provide to Company as promptly as practicable thereafter information and documentation reasonably requested by Company to defend against the Indemnifiable Claim.

(d)
Company shall have ten (10) days after receipt of any notification of an Indemnifiable Claim (a “Claim Notice”) to notify the Indemnified Party of Company’s election to assume the defense of the Indemnifiable Claim and, through counsel of its own choosing, and at its own expense, to commence the settlement or defense thereof, and the Indemnified Party shall cooperate with Company in connection therewith if such cooperation is so requested and the request is reasonable; provided that Company shall hold the Indemnified Party harmless from all its reasonable out-of-pocket expenses, including reasonable attorneys’ fees, incurred in connection with the Indemnified Party’s cooperation; provided, further, that if the Indemnifiable Claim relates to a matter before a Regulatory Authority, the Indemnified Party may elect, upon notice to Company, to assume the defense of the Indemnifialbe Claim at the cost of and with the cooperation of Company.  If the Company assumes responsibility for the settlement or defense of any such claim, (i) Company shall permit the Indemnified Party to participate at the Indemnified Party’s expense in such settlement or defense through counsel chosen by the Indemnified Party; provided that, in the event that both Company and the Indemnified Party are defendants in the proceeding and the Indemnified Party shall have reasonably determined and notified Company that representation of both parties by the same counsel would be inappropriate due to the actual or potential differing interests between them, then the fees and expenses of one such counsel for all Indemnified Parties in the aggregate shall be borne by Company; and (ii) Company shall not settle any Indemnifiable Claim without the Indemnified Party’s consent.

(e)
If the Company does not notify the Indemnified Party within ten (10) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, or if Company fails to contest vigorously any such Indemnifiable Claim, or if the Indemnified Party elects to control the defense of an Indemnifiable Claim as permitted by Section 10(c), then, in each case, the Indemnified Party shall have the right, upon notice to the Company, to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided that the Indemnified Party shall notify Company prior thereto of any compromise or settlement of any such Indemnifiable Claim.  No action taken by the Indemnified Party pursuant to this paragraph (d) shall deprive the Indemnified Party of its rights to indemnification pursuant to this Section 10.

(f)	All amounts due under this Section 10 shall be payable not later than ten (10) days after written demand therefor.

(g)	The terms of this Section 10 shall survive the expiration or earlier termination of this Agreement.

11. Assignment.  This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties and their respective successors, and permitted assigns.  Neither Party shall be entitled to assign or transfer any rights or obligations under this Agreement (including by operation of law) without the prior written consent of the other Party, which shall not be

12. unreasonably withheld or delayed.  No assignment made in conformity with this Section 11 shall relieve a Party of its obligations under this Agreement.

13. Third Party Beneficiaries.  Nothing contained herein shall be construed as creating a third-party beneficiary relationship between either Party and any other Person.

14. Proprietary Materials.  Bank hereby provides Company with a non-exclusive right and non-assignable license to use and reproduce Bank’s name, logo, registered trademarks and service marks (collectively “Marks”) as necessary to fulfill each Party’s obligations under this Agreement; provided, however, that (a) Company shall obtain Bank’s prior written approval for the use of Bank’s Marks and such use shall at all times comply with written instructions provided by Bank regarding the use of its Marks; and (b) Company acknowledges that, except as specifically provided in this Agreement, it shall acquire no interest in Bank’s Marks.  Upon termination of this Agreement, Company shall cease using Bank’s Marks.  Neither Party may use the other Party’s Marks in any press release without the prior written consent of the other Party.

15. Notices.  All notices and other communications that are required or may be given in connection with this Agreement shall be in writing and shall be deemed received (a) on the day delivered, if delivered by hand; (b) or the day transmitted, if transmitted by facsimile or e-mail with receipt confirmed; or (c) three (3) Business Days after the date of mailing to the other party, if mailed first-class mail postage prepaid, at the following address, or such other address as either party shall specify in a notice to the other:

To Bank:                                WebBank
Attn: Senior Vice  President – Strategic Partners
6440 S. Wasatch Blvd., Suite 300
Salt Lake City, UT  84121
Tel. 908-251-5798
Fax:  801-993-5015
Email:

With a copy to:
WebBank
Attn:  Compliance Officer
6440 S. Wasatch Blvd., Suite 300
Salt Lake City, UT  84121
Tel. 801-993-5008
Fax:  801-993-5015
Email:

To Company:	Prosper Marketplace, Inc.
111 Sutter Street, 22nd Floor
San Francisco, CA 94104
Attn: Kirk T. Inglis
E-mail Address: kirk@prosper.com
Telephone: (415) 593-5432
Facsimile: (415) 362-7233

Relationship of Parties.  The Parties agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors.  This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or any association for profit between and among Bank and Company.

16. Retention of Records.  Any Records with respect to Loan Accounts purchased by Company pursuant hereto retained by Bank shall be held as custodian for the account of Bank and Company as owners thereof.  Bank shall provide copies of Records to Company upon reasonable request of Company.

17. Agreement Subject to Applicable Laws.  If (a) either Party has been advised by legal counsel of a change in Applicable Laws or any judicial decision of a court having jurisdiction over such Party or any interpretation of a Regulatory Authority that, in the view of such legal counsel, would have a materially adverse effect on the rights or obligations of such Party under this Agreement or the financial condition of such Party, (b) either Party receives a request of any Regulatory Authority having jurisdiction over such Party, including any letter or directive of any kind from any such Regulatory Authority, that prohibits or restricts such Party from carrying out its obligations under this Agreement, or (c) either Party has been advised by legal counsel that there is a material risk that such Party’s or the other Party’s continued performance under this Agreement would violate Applicable Laws, then the affected Party shall provide written notice to the other Party of such advisement or request and the Parties shall meet and consider in good faith any modifications, changes or additions to the Program or the Program Documents that may be necessary to eliminate such result.  Notwithstanding any other provision of the Program Documents, including Section 8 hereof, if the Parties are unable to reach agreement regarding such modifications, changes or additions to the Program or the Program Documents within ten (10) Business Days after the Parties initially meet, either Party may terminate this Agreement upon five (5) days’ prior written notice to the other Party.  A Party may suspend performance of its obligations under this Agreement, or require the other Party to suspend its performance of its obligations under this Agreement, upon providing the other Party with advance written notice, if any event described in subsection 17(a), (b) or (c) above occurs.

18. Expenses.

(a)	Each Party shall bear the costs and expenses of performing its obligations under this Agreement, unless expressly provided otherwise in the Program Documents.

(b)	Each Party shall be responsible for payment of any federal, state, or local taxes or assessments associated with the performance of its obligations under this Agreement.

(c)	Company shall reimburse Bank for all third party fees incurred by Bank in connection with the performance of this Agreement.

(d)	Company shall pay for Bank’s legal and other professional fees and expenses as provided in subsection 14(e) of the Loan Account Program Agreement.

(e)	Within ten (10) days after receipt of an invoice from Bank, Company shall reimburse Bank for the monthly costs associated with the transfer of funds from the Collateral Account to Company.

19. Examination.  Each Party agrees to submit to any examination that may be required by a Regulatory Authority having jurisdiction over the other Party, during regular business hours and upon reasonable prior notice, and to otherwise provide reasonable cooperation to the other Party in responding to such Regulatory Authority’s inquiries and requests related to the Program.

20. Inspection; Reports.  Each Party, upon reasonable prior notice from the other Party, agrees to submit to an inspection of its books, records, accounts, and facilities relevant to the Program, from time to time, during regular business hours subject to the duty of confidentiality each Party owes to its customers and banking secrecy and confidentiality requirements otherwise applicable to each Party under Applicable Laws.  All expenses of inspection shall be borne by the Party conducting the inspection.  Notwithstanding the obligation of each Party to bear its own expenses of inspection, Company shall reimburse Bank for reasonable out of pocket expenses incurred by Bank in the performance of periodic on site reviews of Company’s financial condition, operations and internal controls, not to exceed the maximum amount per visit of [*].

21. Governing Law; Waiver of Jury Trial.  This Agreement shall be interpreted and construed in accordance with the laws of the State of Utah, without giving effect to the rules, policies, or principles thereof with respect to conflicts of laws.  THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER.  The terms of this Section 21 shall survive the expiration or earlier termination of this Agreement.

22. Manner of Payments.  Unless the manner of payment is expressly provided herein, all payments under this Agreement shall be made by wire transfer to the bank accounts designated by the respective Parties.  Notwithstanding anything to the contrary contained herein, neither Party shall fail to make any payment required of it under this Agreement as a result of a breach or alleged breach by the other Party of any of its obligations under this Agreement or any other agreement, provided that the making of any payment hereunder shall not constitute a waiver by the Party making the payment of any rights it may have under the Program Documents or by law.

23. Brokers.  Neither Party has agreed to pay any fee or commission to any agent, broker, finder, or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby that would give rise to any valid claim against the other Party for any brokerage commission or finder’s fee or like payment.

24. Entire Agreement.  The Program Documents, including this Agreement and its schedules and exhibits (all of which schedules and exhibits are hereby incorporated into this Agreement), constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede any prior or contemporaneous negotiations or oral or written agreements with regard to the same subject matter.

25. Amendment and Waiver.  This Agreement may be amended only by a written instrument signed by each of the Parties.  The failure of a Party to require the performance of any term of this Agreement or the waiver by a Party of any default under this Agreement shall not prevent a subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach.  All waivers must be in writing and signed by the Party against whom the waiver is to be enforced.

26. Severability.  Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions hereof in such jurisdiction or

* Confidential Treatment Requested

rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

27. Interpretation.  The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against either Party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the Parties.

28. Jurisdiction; Venue.  The Parties consent to the personal jurisdiction and venue of the federal and state courts in Salt Lake City, Utah for any court action or proceeding.  The terms of this Section 28 shall survive the expiration or earlier termination of this Agreement.

29. Headings.  Captions and headings in this Agreement are for convenience only and are not to be deemed part of this Agreement.

30. Counterparts.  This Agreement may be executed and delivered by the Parties in any number of counterparts, and by different parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

31. Collateral Account.  The terms of Schedule 31 shall apply as if fully set forth in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

WEBBANK

By:
Name:
Title:

PROSPER MARKETPLACE, INC.

By:
Name:
Title:

Schedule 1

Definitions

(a)	“ACH” means the Automated Clearinghouse.

(b)
“Affiliate” means, with respect to a Party, a Person who directly or indirectly controls, is controlled by or is under common control with the Party.  For the purpose of this definition, the term “control” (including with correlative meanings, the terms controlling, controlled by and under common control with) means the  power to direct the management or policies of such Person, directly or indirectly, through the ownership of twenty-five percent (25%) or more of  a class of voting securities of such Person.

(c)	“Agreement” means this Loan Sale Agreement.

(d)
“Applicable Laws” means all federal, state and local laws, statutes, regulations and orders applicable to a Party or relating to or affecting any aspect of the Program (including the Loan Accounts), and all requirements of any Regulatory Authority having jurisdiction over a Party, as any such laws, statutes, regulations, orders and requirements may be amended and in effect from time to time during the term of this Agreement.

(e)	“Borrower” means an Applicant or other Person for whom Bank has established a Loan Account and/or who is liable, jointly or severally, for amounts owing with respect to a Loan Account.

(f)	“Business Day” means any day, other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions in the State of Utah are authorized or obligated by law or executive order to be closed.

(g)	“Claim Notice” shall have the meaning set forth in subsection 10(c).

(h)	“Closing Date” means each date on which Company pays Bank the Purchase Price for a Loan Account and, pursuant to Section 2 hereof, acquires such Loan Account from Bank.

(i)	“Collateral Account” has the meaning set forth in subsection 310.

(j)
“Confidential Information” means the terms and conditions of this Agreement, and any proprietary information or non-public information of a Party, including a Party’s proprietary marketing plans and objectives, that is furnished to the other Party in connection with this Agreement.

(k)	“Disclosing Party” shall have the meaning set forth in subsection 9(b)(2).

(l)	“Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.

(m)	“Existing Program Agreement” means the Loan Account Program Agreement dated as of April 14, 2008 between Bank and Company.

(n)	“Existing Sale Agreement” shall have the meaning set forth in the recitals to this Agreement.

(o)	“Indemnifiable Claim” shall have the meaning set forth in subsection 10(b).

(p)	“Indemnified Parties” shall have the meaning set forth in subsection 10(a).

(q)
“Insolvent” means the failure to pay debts in the ordinary course of business, the inability to pay its debts as they come due or the condition whereby the sum of an entity’s debts is greater than the sum of its assets.

(r)
 “Loan Account” means a consumer installment loan account established by Bank pursuant to the Loan Account Program Agreement.  For purposes of this Agreement, each Loan Account includes all rights of Bank to payment under the applicable Loan Account Agreement with such Borrower.

(s)	“Loan Account Agreement” means the document containing the terms and conditions of a Loan Account including all disclosures required by Applicable Laws.

(t)
“Loan Account Program Agreement” means that Amended and Restated Loan Account Program Agreement, dated as of even date herewith, between Company and Bank, pursuant to which the Parties agreed to promote and operate an installment loan program.

(u)	“Losses” shall have the meaning set forth in subsection 10(a).

(v)	“Marks” shall have the meaning set forth in Section 13.

(w)	“Party” means either Company or Bank and “Parties” means Company and Bank.

(x)
“Person” means any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity, or other entity of similar nature.

(y)	“Program” means the consumer installment loan program contemplated by the Program Documents pursuant to which Bank shall establish Loan Accounts and disburse Loan Proceeds to Borrowers.

(z)	“Program Documents” means the Loan Account Program Agreement and this Agreement.

(aa)	“Purchase Price” means the principal amount of the Loan Proceeds disbursed pursuant to each Loan Account plus the related Origination Fee.

(bb)
“Records” means any Loan Account Agreements, applications, change-of-terms notices, credit files, credit bureau reports, transaction data, records, or other documentation (including computer tapes, magnetic files, and information in any other format).

(cc)
“Regulatory Authority” means any federal, state or local regulatory agency or other governmental agency or authority having jurisdiction over a Party and, in the case of Bank, shall include, but not be limited to, the Utah Department of Financial Institutions and the Federal Deposit Insurance Corporation.

(dd)	“Required Balance” shall have the meaning set forth in subsection 310.

(ee)	“Restricted Party” shall have the meaning set forth in subsection 9(a).

II.           Construction

As used in this Agreement:

(a)	All references to the masculine gender shall include the feminine gender (and vice versa);

(b)	All references to “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation”;

(c)	References to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation;

(d)	References to “dollars” or “$” shall be to United States dollars unless otherwise specified herein;

(e)	Unless otherwise specified, all references to days, months or years shall be deemed to be preceded by the word “calendar”;

(f)	All references to “quarter” shall be deemed to mean calendar quarter; and

(g)
The fact that Bank or Company has provided approval or consent shall not mean or otherwise be construed to mean that: (i) either Party has performed any due diligence with respect to the requested or required approval or consent, as applicable; (ii) either Party agrees that the item or information for which the other Party seeks approval or consent complies with any Applicable Laws; (iii) either Party has assumed the other Party’s obligations to comply with all Applicable Laws arising from or related to any requested or required approval or consent; or (iv) except as otherwise expressly set forth in such approval or consent, either Party’s approval or consent impairs in any way the other Party’s rights or remedies under the Agreement, including indemnification rights for Company’s failure to comply with all Applicable Laws.

Schedule 2

The following terms shall apply as if fully set forth in the Agreement:

(a)
Bank hereby agrees to sell, transfer, assign, set-over, and otherwise convey to Company, without recourse and with servicing released, on each Closing Date, the Loan Accounts established by Bank on [*].  All of the foregoing shall be in accordance with the procedures set forth in this Schedule 2 and Section 2 of the Agreement.  In consideration for Bank’s agreement to sell, transfer, assign, set-over and convey to Company such Loan Accounts, Company agrees to purchase such Loan Accounts from Bank, and Company shall pay to Bank the Purchase Price on each Closing Date in accordance with subsection 2(b) of the Agreement.

(b)	Within five (5) Business Days after the end of each calendar month, Company shall pay Bank a monthly fee equal to the greater of (i) [*]; or (ii) [*].

(c)	With each such monthly payment, Company shall deliver to Bank a report setting forth the calculation of the payment Company is obligated to make to Bank pursuant to this Schedule 2.

* Confidential Treatment Requested

Schedule 5(a)(4)

Litigation

On November 26, 2008, plaintiffs, Christian Hellum, William Barnwell and David Booth, individually and on behalf of all other plaintiffs similarly situated, filed a class action lawsuit against us, and certain of our executive officers and directors in the Superior Court of California, County of San Francisco, California.  The suit was brought on behalf of all loan note purchasers in our online lending platform from January 1, 2006 through October 14, 2008.  The lawsuit alleges that Prosper offered and sold unqualified and unregistered securities in violation of the California and federal securities laws.  The lawsuit seeks class certification, damages and the right of rescission against Prosper and the other named defendants, as well as treble damages against Prosper and the award of attorneys’ fees, experts’ fees and costs, and pre-judgment and post-judgment interest.

Schedule 31

The following terms shall apply as if fully set forth in the Agreement:

(a)
Establishment of Collateral Account.  Company shall provide Bank with cash collateral to secure Company’s obligations under the Program Documents, which Bank shall deposit in a deposit account (“Collateral Account”) at Bank.  The Collateral Account shall be a deposit account, segregated from any other deposit account of Company, that shall hold only the funds provided by Company to Bank as collateral.  At all times, Company shall maintain funds in the Collateral Account equal to the greatest of (i) [*], or (ii) [*], or (iii) [*] (the “Required Balance”).  The Required Balance shall be calculated monthly as of the first day of each calendar month during the Term.  In the event the actual balance in the Collateral Account is less than the Required Balance, Company shall, within [*] Business Days following notice of such deficiency, make a payment into the Collateral Account in an amount equal to the difference between the Required Balance and the actual balance in such account.  The “Monthly Loan Total” means, for a calendar month, the sum of the principal amounts of all Loan Accounts funded by Bank during such calendar month.

(b)
Security Interest.  To secure all Company’s obligations under the Program Documents (including, without limitation, the payment by Company of any amounts due under the Program Documents and the performance of any of Company’s obligations under the Program Documents), the Existing Sale Agreement and the Existing Program Agreement, Company hereby grants Bank a first priority security interest in the Collateral Account and the funds therein or proceeds thereof, and agrees to take such steps as Bank may reasonably require to perfect or protect such first priority security interest.  Bank shall have all of the rights and remedies of a secured party under Applicable Laws with respect to the Collateral Account and the funds therein or proceeds thereof, and shall be entitled to exercise those rights and remedies in its discretion.

(c)
Interest.  The Collateral Account shall be a money market deposit account and shall bear interest.  The annual interest rate shall be adjusted monthly as of the first day of each month during the Term, and shall be equal to the greater of (i) [*]; or (ii) [*].  The interest shall be paid monthly and credited to the Collateral Account no less frequently than

* Confidential Treatment Requested

quarterly, and shall be computed based on the average daily balance of the Collateral Account for the prior month.

(d)	Withdrawals.

(1)
Without limiting any other rights or remedies of Bank under this Agreement, Bank shall have the right to withdraw amounts from the Collateral Account to fulfill any obligations of Company under this Agreement or the Loan Account Program Agreement on which Company has defaulted, either during the Term or following termination of either of the aforementioned agreements.  Bank may withdraw amounts from the Collateral Account if any obligations of Company hereunder remain unpaid for one (1) Business Day after the due date for payment.  To the extent that Bank has withdrawn amounts from the Collateral Account and such amounts are subsequently paid directly to Bank, Bank shall restore such amounts to the Collateral Account with in one (1) Business Day after receipt of the amounts paid directly to Bank.

(2)
Company shall not have any right to withdraw amounts from the Collateral Account.  In the event the actual balance in the Collateral Account is more than the Required Balance calculated for a particular month, then, within one (1) Business Day after the Required Balance is calculated, at Company’s option,  Company may provide to Bank a report setting forth the calculation for the Required Balance and the extent to which the actual amount held in the Collateral Account at such time exceeds the Required Balance.  Within two (2) Business Days after receipt of such a report from Company, Bank shall withdraw from the Collateral Account any amount held therein that exceeds the Required Balance as of the date of such report and pay such amount to an account designated by Company.

(e)
Termination of Collateral Account.  Bank shall release any funds remaining in the Collateral Account on latest to occur of: (i) sixty (60) days after the latter of termination of this Agreement, (ii) the last date on which Company is obligated to purchase Loan Accounts pursuant to subsection 10(h) of the Loan Account Program Agreement, or (iii) the fulfillment by Company of all of its obligations to Bank under the Program Documents, including its indemnification obligations.

(f)	Survival. This Schedule 31 shall survive the expiration or termination of this Agreement.